Exhibit 99.1

            Valpey-Fisher Corporation Reports Third Quarter Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--Nov. 6, 2006--Valpey-Fisher Corporation (VPF: AMEX), a provider of frequency control devices, including quartz crystals and oscillators, reported today its financial results for the 3rd quarter ended October 1, 2006.

    Michael J. Ferrantino, President and Chief Executive Officer said, "In our last press release, we spoke of our confidence level as it related to 3rd quarter financial performance. It gives us a great deal of pleasure to report excellent results for the 3rd quarter versus the same quarter last year.

    New orders of $3.2 million versus $2.7 million last year represented a substantial increase of 18.5%. Sales in the current quarter increased 3.4% over last year, but more importantly, our gross margin continued to improve. Gross margin as a percentage of sales was 37% this quarter compared to 35% in the same quarter last year. The current quarter's operating income before the $43,000 effect of SFAS 123R employee stock option expense was $159,000 versus $102,000 last year. The additional $57,000 of operating income comes after our planned investment increase of approximately $75,000 over last year in both marketing and R&D."

    Mr. Ferrantino continued, "Our current outlook for the 4th quarter indicates a strong finish to 2006 given our current backlog of over $2 million; the majority of which is scheduled for 4th quarter shipment."

    In closing, Mr. Ferrantino said, "As we look beyond 2006, we continue to be encouraged by the amount of interest and sampling activity of our new products. We do expect to continue to land new design-ins with our customers. As our customers introduce new products we expect to see low rate production orders for our new products in the 1st half of 2007."

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to continue to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, the ability to limit the amount of the negative effect on operating results caused by pricing pressure, and the Company's ability to comply with Section 404 of the Sarbanes-Oxley Act.



Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share   Quarter Ended     Nine Months Ended
 data)
                                ------------------  ------------------
                                 10/1/06  10/2/05    10/1/06  10/2/05
                                ------------------  ------------------

Net sales                       $  2,875 $  2,780   $  8,674 $  8,817
Cost of sales                      1,813    1,813      5,529    5,829
                                ------------------  ------------------
   Gross profit                    1,062      967      3,145    2,988

Selling and advertising expenses     391      366      1,223    1,121
General and administrative
 expenses                            418      416      1,348    1,356
Research and development
 expenses                            137       83        380      248
                                ------------------  ------------------
                                     946      865      2,951    2,725
                                ------------------  ------------------
   Operating profit                  116      102        194      263

Other income (expense), net           63       44        180       97
                                ------------------  ------------------
Earnings before income taxes         179      146        374      360
Income tax (expense)                 (81)     (50)      (181)    (123)
                                ------------------  ------------------
Net earnings                    $     98 $     96   $    193 $    237
                                ==================  ==================


Basic and diluted earnings per
 share                          $   0.02 $   0.02   $   0.05 $   0.06
                                ==================  ==================


Basic weighted average shares      4,257    4,247      4,252    4,237
Diluted weighted average shares    4,264    4,343      4,257    4,310




Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
                                              (Unaudited) (Audited)
                                                 10/1/06   12/31/05
                                              ----------------------
ASSETS
   Current assets:
      Cash and cash equivalents                $   8,139  $   7,920
      Receivables, net                             1,783      1,495
      Inventories, net                               787      1,028
      Deferred income taxes and other current
       assets                                        675        653
                                              ----------------------
        Total current assets                      11,384     11,096
                                              ----------------------
   Property, plant and equipment, at cost         11,091     10,927
    Less accumulated depreciation                  8,981      8,559
                                              ----------------------
                                                   2,110      2,368
                                              ----------------------
   Other assets                                      161        153
                                              ----------------------
                                               $  13,655  $  13,617
                                              ======================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                         $   1,958  $   2,205
   Deferred income taxes                             360        448
   Stockholders' equity                           11,337     10,964
                                              ----------------------
                                               $  13,655  $  13,617
                                              ======================

    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 ext. 600
             Vice President, Treasurer and Chief Financial Officer